                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Fourth Quarter and Fiscal Year 2022 Results
•Grew year-over-year net sales 5.6% in the fourth quarter and 18.3% in fiscal 2022
•Delivered diluted EPS of $0.06 in the fourth quarter and $0.88 in fiscal 2022
•Expanded gross margin 40 basis points over last year’s fourth quarter and 240 basis points over fiscal 2021
•Generated operating income of $142 million and cash from operating activities of $162 million, an increase of 113.5% and 158.1%, respectively in fiscal 2022

    Fort Myers, FL - February 28, 2023 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended January 28, 2023 (the “fourth quarter”) and for the fifty-two weeks ended January 28, 2023 (“fiscal 2022”). The Company also provided fiscal 2023 first quarter and full year outlook.
Molly Langenstein, Chico's FAS Chief Executive Officer and President, commented, “We achieved strong results across all key financial metrics in fiscal 2022. We delivered strong store and digital sales growth, substantial gross margin expansion and solid expense leverage for the year, which produced outstanding operating income, cash flow and EPS. These results demonstrate the power of our three brands and our product performance and reflect the team’s steadfast commitment to our strategic pillars of being customer led, product obsessed, digital first and operationally excellent.
"Apparel led our revenue growth this year, with Chico's® posting a 31% comparable sales increase and White House Black Market® generating a 26% comparable sales gain. Customers responded to our elevated fashion and product offerings across apparel categories, and we achieved faster sell-through rates, higher productivity, and more full-priced sales. Our Soma® performance improved in the second half of the year, with particular strength in our foundations business."
"In the fourth quarter, we were pleased to see revenues and EPS exceed our expectations due to strong January performance,” added Langenstein. “Across all three brands, customers responded to new spring product offerings, which drove full-price selling.”
Langenstein concluded, “In fiscal 2023, we will build on our standout fiscal 2022 results, and based on our January performance, we believe we’re off to a great start.”

Business Highlights
The Company’s fiscal 2022 business highlights include:
•Consistent strong results: Chico's FAS posted $0.88 net income per diluted share for fiscal 2022, an increase of 138% over last year, driven by strong comparable sales growth, significant gross margin expansion, and diligent expense control.
•Powerful portfolio performance: For fiscal 2022, total Chico’s FAS net sales grew 18.3% and comparable sales increased 19.6% versus last year, led by the Company’s apparel brands. Chico’s and White House

Black Market (“WHBM”) comparable sales grew 30.8% and 25.7%, respectively, in fiscal 2022 versus last year.
•Continued customer growth: Elevated products, strategic marketing efforts, and our relaunched loyalty programs continued to drive more customers to the Company’s brands, with total year-over-year customer count up mid-single digits, spend per customer up over last year and the average age of new customers continuing to trend younger.
•Meaningful gross margin improvement: Occupancy leverage, higher average unit retail and lower inbound air freight drove 240 basis points of gross margin improvement during the year.
•Diligent expense management: Continued disciplined expense control and a lean cost structure led to 50 basis points of SG&A expense leverage in fiscal 2022.
•Solid operating income: Fiscal 2022 income from operations was $142.1 million, or 6.6% of net sales, compared to $66.6 million, or 3.7% of net sales, in the prior year. Year-over-year operating income more than doubled, driven by strong sales and gross margin performance and expense control.
•Strong balance sheet: The Company ended the fourth quarter with $178.1 million in cash and marketable securities, after repaying $50.0 million of long-term debt during the year.

Overview of Financial Results
For the fourth quarter, the Company reported net income of $7.5 million, or $0.06 per diluted share, compared to net income of $10.7 million, or $0.09 per diluted share, for the thirteen weeks ended January 29, 2022 (“last year’s fourth quarter”).
For fiscal 2022, the Company reported net income of $109.0 million, or $0.88 per diluted share, compared to net income of $46.2 million, or $0.37 per diluted share, for the fifty-two weeks ended January 29, 2022 (“fiscal 2021”). The Company reported fiscal 2021 adjusted net income of $50.1 million, or $0.40 per diluted share, which excludes $3.9 million, after-tax, in legal settlement charges as presented in the accompanying GAAP to non-GAAP reconciliation.
Sales
For the fourth quarter, net sales were $524.1 million compared to $496.3 million in last year’s fourth quarter. This 5.6% total sales improvement primarily reflects a comparable sales increase of 6.1%, partially offset by the net impact of store closures and openings since last year’s fourth quarter. The 6.1% comparable sales improvement was driven by an increase in transaction count, partially offset by a decrease in the average dollar sale.
Net sales for fiscal 2022 increased to $2,142.0 million from $1,809.9 million in fiscal 2021. The 18.3% increase reflects a comparable sales increase of 19.6%, partially offset by the impact of the net 1% decrease in selling square footage. The 19.6% comparable sales increase was driven by an increase in transaction count and average dollar sale.

The following table depicts comparable sales percentages by Chico's, WHBM and Soma:

	Thirteen Weeks Ended		Fifty-Two Weeks Ended (1)
	January 28, 2023	January 29, 2022	January 28, 2023
	Compared to Fiscal 2021	Compared to Fiscal 2020	Compared to Fiscal 2021
Chico's	16.1%	33.2%	30.8%
White House Black Market	1.9%	45.6%	25.7%
Soma	(5.0)%	9.5%	(5.6)%
Total Company	6.1%	29.2%	19.6%
(1) The Company is not providing comparable sales figures for the fifty-two weeks ended January 29, 2022 compared to the fifty-two weeks ended January 30, 2021, as we do not believe it is a meaningful measure due to the significant impacts of the pandemic during fiscal 2020.
Gross Margin
For the fourth quarter, gross margin was $182.9 million, or 34.9% of net sales, compared to $171.3 million, or 34.5% of net sales, in last year’s fourth quarter. The 40 basis point increase in gross margin rate primarily reflects occupancy leverage and lower inbound freight costs, partially offset by higher raw material costs.
For fiscal year 2022, gross margin was $838 million, or 39.1% of net sales, compared to $664.0 million, or 36.7% of net sales in the prior year. The 240 basis point increase in gross margin rate primarily reflects occupancy leverage, higher average unit retail and lower inbound air freight, partially offset by higher raw material costs.
Selling, General and Administrative Expenses
For the fourth quarter, SG&A expenses were $176.0 million, or 33.6% of net sales, compared to $154.8 million, or 31.2% of net sales, for last year’s fourth quarter, primarily reflecting the impact of higher store expense and marketing spend.
For fiscal year 2022, SG&A expenses were $696.3 million, or 32.5% of net sales, compared to $597.4 million, or 33.0% of net sales during the prior year, primarily reflecting ongoing expense management and the impact of $3.9 million in pre-tax legal settlement charges in last year's third quarter.
Income Taxes
For the fourth quarter, the effective tax rate was a benefit of 23.0% compared to a provision of 29.1% for last year's fourth quarter. The fourth quarter tax benefit, approximating $0.03 per diluted share, primarily reflects a reduction in the valuation allowance due to a decrease in deferred tax assets in the fourth quarter. Last year’s fourth quarter effective tax rate primarily reflects an increase in the valuation allowance due to a change in deferred tax assets in the fourth quarter, partially offset by a favorable state return-to-provision adjustment.
The fiscal 2022 effective tax rate was a provision of 21.1% compared to a fiscal 2021 provision of 23.0%. The fiscal 2022 effective tax rate primarily reflects a reduction in the valuation allowance due to a decrease in deferred tax assets and favorable share-based compensation benefit. The fiscal 2021 effective tax rate primarily reflects a rate differential due to benefits provided under the Coronavirus Aid, Relief and Economic Security Act, partially offset by a valuation allowance due to the change in deferred tax assets for fiscal 2021.

Cash, Marketable Securities and Long-Term Debt
At fiscal 2022 year end, cash and marketable securities totaled $178.1 million compared to $115.1 million at fiscal 2021 year end. Fiscal 2022 year end long-term debt totaled $49.0 million compared to $99.0 million at fiscal 2021 year end, reflecting principal reductions of $30.0 million and $20.0 million in the third and fourth quarters of fiscal 2022, respectively.
Inventories
At fiscal 2022 year end, inventories totaled $276.8 million compared to $323.4 million at fiscal 2021 year end, a $46.5 million, or 14.4%, decrease from the prior year, reflecting a decrease in on-hand inventory of 6.2% and in-transit inventory of 28.5% due to optimized inventory management and shorter goods in-transit times over the prior year.

Fiscal 2023 First Quarter and Full Year Outlook
For the fiscal 2023 first quarter the Company currently expects:
•Consolidated net sales of $535 million to $550 million;
•Gross margin rate as a percent of net sales of 41.3% to 41.8%;
•SG&A expenses as a percent of net sales of 32.8% to 33.3%;
•Effective income tax rate of 25%; and
•Earnings per diluted share of $0.26 to $0.30.
For the fiscal 2023, a 53-week year, the Company currently expects:
•Consolidated net sales of $2,220 million to $2,250 million;
•Gross margin rate as a percent of net sales of 39.4% to 39.8%;
•SG&A expenses as a percent of net sales of 33.0% to 33.4%;
•Effective income tax rate of 26%;
•Earnings per diluted share of $0.79 to $0.91; and
•Capital and cloud-based expenditures of approximately $80 million to $90 million.

Conference Call Information
The Company is hosting a live conference call on Tuesday, February 28, 2023 beginning at 8:00 a.m. ET to review the operating results for the fourth quarter and fiscal 2022. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. An on-demand replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 9537723, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.
ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, White House Black Market and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnect®, the Company’s customized, branded, digital styling tool that enables customers to conveniently shop wherever, whenever, and however they prefer.
As of January 28, 2023, the Company operated 1,269 stores in the U.S. and sold merchandise through 58 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com.
To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry and other statements that are not historical facts. These statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2023 First Quarter and Full Year Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “target,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q and the following:

The ability of our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, labor shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; increases in unemployment rates and labor shortages; our ability to sufficiently staff our retail stores; changes in general economic conditions, including but not limited to, consumer confidence and spending patterns; the impacts of rising inflation, gasoline prices, and interest rates on consumer spending; market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (such as the war in Ukraine) or other major events, or the prospect of these events, including their impact on consumer spending, inflation and the global supply chain; domestic and global political and social conditions and the potential impacts of geopolitical turmoil or conflict; shifts in consumer behavior, and our ability to adapt, identify and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including significant decreases in market demand and the overall level of spending for women’s private branded clothing and related accessories; our ability to secure and maintain customer acceptance of in-store and online concepts and styles; the effects of the pandemic, including uncertainties about its depth and duration, new variants of COVID-19 that have emerged, the speed, efficacy and availability of vaccines and treatments, its impact on general economic conditions, human capital management, consumer behavior and discretionary spending, the effectiveness of any actions taken in response to the pandemic, and the impact of the pandemic on our manufacturing operations, shipping costs and timelines and the global supply chain; our ability to maintain strong relationships with our vendors, manufacturers, licensors, and retailer customers; increased competition in the markets in which we operate, including for, among other things, premium mall space; our ability to remain competitive with customer shipping terms and costs; decreases in customer traffic at malls, shopping centers and our stores; fluctuations in foreign currency exchange rates and commodity prices; significant increases in the costs of manufacturing, raw materials, transportation, importing, distribution, labor and advertising; decreases in the quality of merchandise received from suppliers and increases in delivery times for receiving such merchandise; our ability to appropriately manage our store fleet, including the closing of underperforming stores and opening of new stores, and our ability to achieve the expected results of any such store openings or store closings; our ability to appropriately manage inventory and allocation processes and leverage targeted promotions; our ability to maintain cost saving discipline; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; our ability to successfully execute and achieve the expected results of our business, brand strategies, brand awareness programs, and merchandising and marketing programs including, but not limited to, the Company’s three-year strategic growth plan, sales initiatives, multi-channel strategies and four strategic pillars which are: 1) customer led; 2) product obsessed; 3) digital first; and 4) operationally excellent; our ability to utilize our distribution center and other support facilities in an efficient and effective manner; our reliance on sourcing from foreign suppliers and significant adverse economic, labor, political or other shifts (including adverse changes in tariffs, taxes or other import regulations, particularly with respect to China, or legislation prohibiting certain imports from China); U.S. and foreign governmental actions and policies and changes thereto; the continuing performance, implementation and integration of our management information systems; our ability to successfully update and maintain our information systems; the impact of any system failure, cyber security or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information that we or our third-party vendors may experience; the risks that our share repurchase program may not successfully enhance shareholder value, or that share repurchases could be negatively perceived by investors; our ability to comply with applicable domestic and foreign information security and privacy laws, regulations and technology platform rules or other obligations related to data privacy and security; our ability to attract, hire, train, motivate and retain qualified employees in an inclusive environment; our ability to successfully recruit leadership or transition members of our senior management team; increased public focus and opinion on environmental, social and governance (“ESG”) initiatives and our ability to meet any announced ESG goals and initiatives; future unsolicited offers to buy the Company and actions of activist shareholders and others and our ability to respond effectively; our ability to secure and protect our trademark and other intellectual property rights; our ability to protect our reputation and brand images; unanticipated obligations or changes in estimates arising from new or existing litigation, income taxes and other regulatory proceedings; unanticipated adverse changes in legal, regulatory or tax laws, including the recently enacted Inflation Reduction Act of 2022; and our ability to comply with the terms of our credit agreement, including the restrictive provisions limiting our flexibility in operating our business and obtaining additional credit on commercially reasonable terms.

These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 28, 2023		January 29, 2022		January 28, 2023		January 29, 2022
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$242,968	46.4%	$213,733	43.1%	$1,044,552	48.7%	$815,647	45.1%
White House Black Market	152,541	29.1	151,914	30.6	637,602	29.8	516,164	28.5
Soma	128,544	24.5	130,616	26.3	459,866	21.5	478,116	26.4
Total net sales	524,053	100.0	496,263	100.0	2,142,020	100.0	1,809,927	100.0
Cost of goods sold	341,129	65.1	324,956	65.5	1,303,577	60.9	1,145,929	63.3
Gross margin	182,924	34.9	171,307	34.5	838,443	39.1	663,998	36.7
Selling, general and administrative expenses	176,002	33.6	154,781	31.2	696,298	32.5	597,418	33.0
Income from operations	6,922	1.3	16,526	3.3	142,145	6.6	66,580	3.7
Interest expense, net	(835)	(0.1)	(1,392)	(0.3)	(3,946)	(0.1)	(6,562)	(0.4)
Income before income taxes	6,087	1.2	15,134	3.0	138,199	6.5	60,018	3.3
Income tax provision (benefit)	(1,400)	(0.2)	4,400	0.9	29,200	1.4	13,800	0.7
Net income	$7,487	1.4	$10,734	2.1	$108,999	5.1	$46,218	2.6
Per share data:
Net income per common share-basic	$0.06		$0.09		$0.91		$0.39
Net income per common and common equivalent share–diluted	$0.06		$0.09		$0.88		$0.37
Weighted average common shares outstanding–basic	120,411		117,387		119,935		117,100
Weighted average common and common equivalent shares outstanding–diluted	125,452		123,718		124,045		122,341

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 28, 2023	January 29, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$153,377	$115,105
Marketable securities, at fair value	24,677	—
Inventories	276,840	323,389
Prepaid expenses and other current assets	48,604	41,871
Income tax receivable	11,865	13,698
Total Current Assets	515,363	494,063
Property and Equipment, net	192,165	195,332
Right of Use Assets	435,321	463,077
Other Assets:
Goodwill	16,360	16,360
Other intangible assets	5,000	5,000
Other assets, net	23,632	23,005
Total Other Assets	44,992	44,365
	$1,187,841	$1,196,837
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$156,262	$180,828
Current lease liabilities	153,202	172,506
Other current and deferred liabilities	141,698	134,051
Total Current Liabilities	451,162	487,385
Noncurrent Liabilities:
Long-term debt	49,000	99,000
Long-term lease liabilities	349,409	381,081
Other noncurrent and deferred liabilities	2,637	7,867
Total Noncurrent Liabilities	401,046	487,948
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—
Common stock	1,250	1,225
Additional paid-in capital	513,914	508,654
Treasury stock, at cost	(494,395)	(494,395)
Retained earnings	315,022	206,020
Accumulated other comprehensive gain	(158)	—
Total Shareholders’ Equity	335,633	221,504
	$1,187,841	$1,196,837

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022
Cash Flows from Operating Activities:
Net income	$108,999	$46,218
Adjustments to reconcile net income to net cash provided by operating activities:
Inventory write-offs	1,452	502
Depreciation and amortization	43,872	51,369
Non-cash lease expense	181,852	184,427
Loss on disposal and impairment of long-lived assets, net	1,918	1,317
Deferred tax benefit	(391)	187
Share-based compensation expense	13,806	12,034
Changes in assets and liabilities:
Inventories	45,097	(119,908)
Prepaid expenses and other assets	(8,937)	(9,630)
Income tax receivable	1,833	44,442
Accounts payable	(24,256)	64,414
Accrued and other liabilities	1,581	7,402
Lease liability	(205,234)	(220,163)
Net cash provided by operating activities	161,592	62,611
Cash Flows from Investing Activities:
Purchases of marketable securities	(32,239)	(268)
Proceeds from sale of marketable securities	7,364	18,761
Purchases of property and equipment	(41,989)	(13,245)
Proceeds from sale of Corporate assets	2,772	8,295
Net cash (used in) provided by investing activities	(64,092)	13,543
Cash Flows from Financing Activities:
Payments on borrowings	(50,000)	(50,000)
Payments of debt issuance costs	(706)	—
Proceeds from issuance of common stock	314	64
Payments of tax withholdings related to share-based awards	(8,836)	(1,904)
Net cash (used in) provided by financing activities	(59,228)	(51,840)
Net increase in cash and cash equivalents	38,272	24,314
Cash and Cash Equivalents, Beginning of period	115,105	90,791
Cash and Cash Equivalents, End of period	$153,377	$115,105

Supplemental Detail on Net Income
Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020 and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.
Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs, and restricted stock units. For the thirteen and fifty-two weeks ended January 28, 2023 and January 29, 2022, potential common shares were excluded from the computation of diluted income per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income per basic and diluted share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Numerator
Net income	$7,487	$10,734	$108,999	$46,218
Net income and dividends declared allocated to participating securities	(11)	(66)	(338)	(377)
Net income available to common shareholders	$7,476	$10,668	$108,661	$45,841
Denominator
Weighted average common shares outstanding – basic	120,411	117,387	119,935	117,100
Dilutive effect of non-participating securities	5,041	6,331	4,110	5,241
Weighted average common and common equivalent shares outstanding – diluted	125,452	123,718	124,045	122,341
Net income per common share (1):
Basic	$0.06	$0.09	$0.91	$0.39
Diluted	$0.06	$0.09	$0.88	$0.37
(1) Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per share, the year-to-date calculation of net income per basic and diluted common share may not equal the sum of the quarters.

GAAP to Non-GAAP Reconciliation
    The Company reports information in accordance with U.S. generally accepted accounting principles (“GAAP”). However, this press release includes non-GAAP financial measures that are not based on any standardized methodology prescribed by GAAP. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the Company’s GAAP financial results, and the Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the unfavorable impact of legal settlement charges in last year’s third quarter.
A reconciliation of net income and income per diluted share on a GAAP basis to adjusted net income and adjusted net income per diluted share on a non-GAAP basis, SG&A expenses as a percent of sales and adjusted SG&A expenses as a percent of sales for the thirteen and fifty-two weeks ended January 29, 2022 is presented in the table below:

GAAP to Non-GAAP Reconciliation of Adjusted Net Income and Adjusted Net Income Per Diluted Share and Adjusted Selling, General and Administrative Expenses, percent of sales
(Unaudited)
(in thousands, except per share amounts)
January 29, 2022
Fifty-Two Weeks Ended
Net Income:

Net Income GAAP basis	$46,218
Legal settlement charges	3,910
Adjusted Net Income (Non-GAAP adjusted basis)	$50,128

Net income per common and common equivalent share - diluted:

Net income per common and common share equivalent (GAAP basis)	$0.37
Legal settlement charges	0.03
Adjusted net income per common share equivalent (Non-GAAP adjusted basis)	$0.40

Selling, general and administrative expenses, percent of sales:

Selling, general and administrative expenses, percent of sales (GAAP basis)	33.0
Legal settlement charges	(0.2)
Adjusted selling, general and administrative expenses, percent of sales (Non-GAAP adjusted basis)	32.8%

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended January 28, 2023
(Unaudited)

	October 29, 2022	New Stores	Closures	January 28, 2023
Store count:
Chico’s frontline boutiques	491	—	(3)	488
Chico’s outlets	122	—	(1)	121
WHBM frontline boutiques	329	—	(1)	328
WHBM outlets	53	—	—	53
Soma frontline boutiques	246	13	—	259
Soma outlets	20	1	(1)	20
Total Chico’s FAS, Inc.	1,261	14	(6)	1,269

	October 29, 2022	New Stores	Closures	Other changes in SSF	January 28, 2023
Net selling square footage (SSF):
Chico’s frontline boutiques	1,339,289	—	(8,346)	(4,692)	1,326,251
Chico’s outlets	307,393	—	(2,488)	(418)	304,487
WHBM frontline boutiques	772,916	—	(2,877)	(2,976)	767,063
WHBM outlets	110,394	—	—	—	110,394
Soma frontline boutiques	459,303	19,048	—	(1,682)	476,669
Soma outlets	37,366	2,293	(2,120)	—	37,539
Total Chico’s FAS, Inc.	3,026,661	21,341	(15,831)	(9,768)	3,022,403

As of January 28, 2023, the Company’s franchise operations consisted of 58 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fifty-Two Weeks Ended January 28, 2023
(Unaudited)

	January 29, 2022	New Stores	Closures	January 28, 2023
Store count:
Chico’s frontline boutiques	499	—	(11)	488
Chico’s outlets	122	—	(1)	121
WHBM frontline boutiques	335	—	(7)	328
WHBM outlets	54	—	(1)	53
Soma frontline boutiques	238	24	(3)	259
Soma outlets	18	3	(1)	20
Total Chico’s FAS, Inc.	1,266	27	(24)	1,269

	January 29, 2022	New Stores	Closures	Other changes in SSF	January 28, 2023
Net selling square footage (SSF):
Chico’s frontline boutiques	1,362,276	—	(30,115)	(5,910)	1,326,251
Chico’s outlets	307,393	—	(2,488)	(418)	304,487
WHBM frontline boutiques	785,722	—	(16,006)	(2,653)	767,063
WHBM outlets	112,724	—	(2,330)	—	110,394
Soma frontline boutiques	448,773	35,146	(4,982)	(2,268)	476,669
Soma outlets	34,329	5,414	(2,120)	(84)	37,539
Total Chico’s FAS, Inc.	3,051,217	40,560	(58,041)	(11,333)	3,022,403

As of January 28, 2023, the Company’s franchise operations consisted of 58 international retail locations in Mexico and 2 domestic airport locations.